EXHIBIT 10.1
GENERAL SEPARATION AND RELEASE AGREEMENT
     THIS GENERAL SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into as of August 8, 2007, by and between COSÌ, INC., a Delaware corporation, its subsidiaries, and successors and assigns (collectively, the “Company”), and PATRICK DONNELLAN, a resident of the State of Connecticut (“Employee”).
     Employee and the Company agree as follows:
     1. Resignation and Separation. The employment relationship between Employee and the Company shall terminate on August 8, 2007 (the “Separation Date”). In addition to Employee’s pro rata bi-weekly salary, less applicable withholding taxes and deductions, to be paid to Employee through the Separation Date, payment for vacation earned through the Separation Date (based upon an accrual rate of 1.25 days per full month), less applicable withholding taxes and deductions, and reimbursement for any expenses incurred in the ordinary course of business and in accordance with the Company’s business expense reimbursement policy, the Company agrees to pay to Employee severance as set forth in Section 2 below.
     2. Severance Compensation. Subject to the terms of this Agreement, and providing Employee signs and does not revoke this Agreement, the Company agrees to pay to Employee the additional compensation and other benefits as set forth below:
          A. Severance. Payments in an amount equal to TWENTY-SIX WEEKS of Employee’s salary, totaling ONE HUNDRED ONE THOUSAND FOUR HUNDRED NINETY-NINE AND 99/100 ($101,499.99), less applicable withholding taxes and deductions, payable in bi-weekly equal installments in accordance with the Company’s payroll procedures, in the form of a check to be mailed to Employee’s payroll address on file with the Company or to such other address as may be designated in writing by Employee or by electronic transfer. Such payments shall commence as of the Company’s first regularly scheduled pay date following the Separation Date and shall continue on each such bi-weekly pay date thereafter until such amount is paid in full.
          B. Medical and Health Benefits. Employee’s medical and health benefits shall continue through August 31, 2007, and the Company will pay the COBRA premium to provide medical and health benefits through April 30, 2008, after which Employee may elect, at Employee’s expense, to continue benefits coverage pursuant to Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
Employee acknowledges that the foregoing payments and benefits set forth in this Section 2 are compensation which the Company would not be required to pay to Employee. Except for the amounts expressly set forth in Section 1 above for services rendered and vacation earned as of the Separation Date, and in this Section 2 as additional compensation in accordance with the terms hereof, no other compensation or benefits are due to Employee by the Company under this Agreement or otherwise.
     3. Return of Company Materials. Employee agrees to and shall promptly return to the Company at the Cosi Support Center, or such other location as may be agreed to by Employee and the Company, all property of the Company in Employee’s control or possession, including, without limitation, confidential and proprietary information of the Company, keys, and key cards, security codes, laptop computer, training materials, files, customer lists, franchisee lists, and any other equipment, materials, or information of the Company.
     4. Employee Release. For and in consideration of the payments and/or other benefits to be provided to and/or on behalf of Employee pursuant to this Agreement, the sufficiency of which Employee hereby acknowledges, Employee, on behalf of Employee and Employee’s heirs, executors and assigns, hereby releases and forever discharges the Company and its stockholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, executives and agents thereof, and their heirs and assigns, and any and all pension benefit or

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welfare benefit plans of the Company, including current and former trustees and administrators of such pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims Employee may have arising from or relating to Employee’s employment or termination from employment with the Company, and further including a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 187; the Executive Retirement Income Security Act of 1974, as amended; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment, including, but not limited to, the Illinois Human Rights Act, and the Illinois Wage Payment and Collection Act and any other laws regarding the payment of wages, to the maximum extent permitted by law. This release further includes a release by Employee of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Employee’s employment with or resignation or termination from the Company. This Section 4 shall operate as a general release and a covenant not to sue to the extent permitted by law. It is the intention of the parties in executing this Agreement that it shall be an effective bar to each and every claim, demand, and cause of action described in this paragraph, including known and unknown claims. This release is not intended as a bar to any claim that, by law, may not be waived, or a claim to challenge the validity of this Agreement. Employee waives any right to any monetary recovery should any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of or related to Employee’s employment with and/or termination from Employee’s employment with the Company. Employee acknowledges that Employee has not suffered any on-the-job injury or condition for which Employee has not already filed a claim. Employee further acknowledges that Employee has no pending claims against the Company.
     5. No Admission. This Agreement is not an admission by either Employee or the Company of any wrongdoing or liability.
     6. Waiver of Reinstatement. Employee waives any right to reinstatement or future employment with the Company following Employee’s separation from the Company on the Separation Date.
     7. No Disclosure of Terms of Agreement. Employee, on Employee’s own behalf and on behalf of all others consulted by Employee concerning this Agreement, agrees that, as part of the consideration for the total sum of the amounts identified in Section 2 above, the facts, terms and conditions of this Agreement, and all negotiations related thereto, shall remain completely confidential. Employee, on Employee’s own behalf and on behalf of all others consulted by Employee concerning this Agreement, agrees that there shall be no disclosure, directly or indirectly, of any information concerning the facts, terms and conditions of this Agreement, and all negotiations related thereto, except as required by law, to anyone other than the Internal Revenue Service and financial advisors of Employee.
     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the principles of conflict of laws.
     9. Entire Agreement; Severability. This Agreement represents the complete agreement between Employee and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the fullest extent permitted by law.
     10. Knowing and Voluntary Execution; Revocation. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. Employee acknowledges that Employee has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, Employee acknowledges that Employee has been afforded the opportunity of at least twenty-one (21) days to consider this Agreement. It is further understood that for a period of seven (7) days following the execution of this Agreement in duplicate originals, Employee may revoke this Agreement, and this Agreement

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will not become effective or enforceable until this revocation period has expired. No revocation of this Agreement by Employee will be effective unless the Company has received within the seven (7) day revocation period, written notice of any revocation. Written notice of revocation must be received within the seven (7) day revocation period by Becky Iliff, Vice President of People, or Vicki Baue, General Counsel. The consideration described in Section 2 above will not be paid out until after the seven (7) day revocation period has expired and no revocation has been received.
     11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement and any counterpart so executed shall be deemed one and the same instrument.
     This Agreement has been executed by the parties as of the respective dates set forth below.

EMPLOYEE:	COMPANY:

COSI, INC., a Delaware corporation

/S/ PATRICK J. DONNELLAN Name: PATRICK DONNELLAN	By: Name:	/S/ GILBERT MELOTT Gilbert Melott
Date: August 15, 2007	Title:	Chief People Officer
	Date:	August 17, 2007

Current Address:

32 Hearthstone Dr. Riverside, CT 06878

Telephone: (203) 253-9354

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